                                                                    EXHIBIT 99.1

               Productivity Technologies Corp. and Subsidiaries


                                                                           Index

--------------------------------------------------------------------------------



          Report of Independent Certified Public Accountants        F-2


          Financial Statements
             Consolidated Balance Sheets                            F-3
             Consolidated Statements of Operations                  F-5
             Consolidated Statements of Stockholders' Equity        F-6
             Consolidated Statements of Cash Flows                  F-7


          Notes to Financial Statements                             F-9


          Schedule II - Valuation and Qualifying Accounts          F-26

Report of Independent Certified Public Accountants


To the Board of Directors of
Productivity Technologies Corp.
Ann Arbor, Michigan

We have audited the accompanying consolidated balance sheets of Productivity Technologies Corp. and Subsidiaries (the "Company") as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2000. We have also audited the schedule listed in the accompanying index. These financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and the schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Productivity Technologies Corp. and Subsidiaries at June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000 in conformity with generally accepted accounting principles.

Also, in our opinion, Schedule II presents fairly, in all material respects, the information set forth therein.



                                                                BDO SEIDMAN, LLP


Troy, Michigan
September 12, 2000, except for
Note 5 which is as of October 13, 2000

                                Productivity Technologies Corp. and Subsidiaries

                                                     Consolidated Balance Sheets

--------------------------------------------------------------------------------


June 30,                                                                            2000             1999
---------------------------------------------------------------------------------------------------------
Assets (Note 5)

Current Assets
 Cash                                                                        $   538,575      $   244,400
 Short-term investments, including accrued interest                              310,085          392,059
 Contract receivables, net of allowance for doubtful                           9,930,913        7,310,072
  accounts of $102,500 and $110,000 (Note 3)
 Costs and estimated earnings in excess of                                     9,756,686        9,714,477
  billings on uncompleted contracts (Note 4)
 Inventories                                                                   1,917,230          641,615
 Prepaid expenses and other                                                      202,140          414,366
 Deferred income taxes (Note 8)                                                  316,000          431,000
---------------------------------------------------------------------------------------------------------

Total Current Assets                                                          22,971,629       19,147,989
---------------------------------------------------------------------------------------------------------

Property and Equipment
 Land                                                                            591,514          591,514
 Buildings and improvements                                                    4,864,018        4,854,799
 Machinery and equipment                                                       4,305,900        3,848,921
 Transportation equipment                                                         21,000           31,500
---------------------------------------------------------------------------------------------------------

                                                                               9,782,432        9,326,734
 Less accumulated depreciation                                                 2,074,154        1,483,000
---------------------------------------------------------------------------------------------------------

Net Property and Equipment                                                     7,708,278        7,843,734
---------------------------------------------------------------------------------------------------------

Other Assets
 Goodwill, net of accumulated amortization                                     6,863,908        2,484,204
  of $541,439 and $340,521 (Note 2)
 Patent, net of accumulated amortization of $18,150 and $-0-                     731,850                -
  (Note 2)
 Deferred income taxes (Note 8)                                                  450,000                -
 Other assets                                                                    512,172          632,053
---------------------------------------------------------------------------------------------------------

Total Other Assets                                                             8,557,930        3,116,257
---------------------------------------------------------------------------------------------------------

                                                                             $39,237,837      $30,107,980
---------------------------------------------------------------------------------------------------------

                     See accompanying notes to consolidated financial statements

                                Productivity Technologies Corp. and Subsidiaries

                                                     Consolidated Balance Sheets

--------------------------------------------------------------------------------




June 30,                                                                           2000               1999
----------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity

Current Liabilities
 Accounts payable                                                           $ 4,457,290        $ 1,879,817
 Accrued Expenses
  Commissions payable                                                           573,404            795,959
  Warranty reserve                                                              440,000            200,000
  Royalties payable                                                             367,772            373,983
  Payroll and related withholdings                                              316,524            239,536
  Other                                                                         601,563            717,584
 Billings in excess of costs and estimated                                       58,888            348,049
  earnings on uncompleted contracts (Note 4)
 Current maturities of executive deferred compensation                          348,560            326,706
  agreements (Note 11)
 Current maturities of long-term debt (Note 5)                                  991,004            448,353
----------------------------------------------------------------------------------------------------------

Total Current Liabilities                                                     8,155,005          5,329,987


Executive Deferred Compensation Agreements, less current
 maturities (Note 11)                                                           759,792          1,109,677



Long-Term Debt, less current maturities (Note 5)                             20,862,047         13,951,043
----------------------------------------------------------------------------------------------------------

Total Liabilities                                                            29,776,844         20,390,707
----------------------------------------------------------------------------------------------------------


Stockholders' Equity (Notes 6 and 7)
 Common stock; $.001 par value, 20,000,000 shares
  authorized; 2,475,000 issued and outstanding                                    2,475              2,475
 Additional paid-in capital                                                   9,966,408          9,966,408
 Deficit                                                                       (507,890)          (251,610)
----------------------------------------------------------------------------------------------------------

Total Stockholders' Equity                                                    9,460,993          9,717,273
----------------------------------------------------------------------------------------------------------

                                                                            $39,237,837        $30,107,980
----------------------------------------------------------------------------------------------------------

                    See accompanying notes to consolidated financial statements.

                                Productivity Technologies Corp. and Subsidiaries

                                           Consolidated Statements of Operations

--------------------------------------------------------------------------------




Year Ended June 30,                                              2000                 1999               1998
-------------------------------------------------------------------------------------------------------------
Revenues Earned                                           $33,230,195          $34,001,248        $36,040,278

Cost of Revenues Earned                                    26,334,826           24,609,631         27,562,608
-------------------------------------------------------------------------------------------------------------

Gross Profit                                                6,895,369            9,391,617          8,477,670

Selling, General and
 Administrative Expenses (Note 10)                          6,332,966            7,526,448          8,538,166
-------------------------------------------------------------------------------------------------------------

Income (Loss) From Operations Before
 Bonus Restructuring Expense                                  562,403            1,865,169            (60,496)

Bonus Restructuring Expense (Note 11)                               -                    -         (2,131,903)
-------------------------------------------------------------------------------------------------------------

Income (Loss) From Operations                                 562,403            1,865,169         (2,192,399)
-------------------------------------------------------------------------------------------------------------

Other Income (Expense)
 Interest expense                                          (1,307,732)            (835,619)        (1,057,725)
 Interest income                                               66,843               82,466            141,707
 Gain on disposal of assets                                       650                    -             89,628
 Miscellaneous                                                 58,556              (37,726)            56,439
-------------------------------------------------------------------------------------------------------------

Total Other Expense                                        (1,181,683)            (790,879)          (769,951)
-------------------------------------------------------------------------------------------------------------

(Loss) Income Before Income Taxes                            (619,280)           1,074,290         (2,962,350)

Income Tax Expense (Benefit) (Note 8)                        (363,000)             100,000           (950,000)
-------------------------------------------------------------------------------------------------------------

Net (Loss) Income                                         $  (256,280)         $   974,290        $(2,012,350)
-------------------------------------------------------------------------------------------------------------

Basic Earnings Per Share (Note 1)                         $      (.10)         $       .40        $      (.95)
-------------------------------------------------------------------------------------------------------------

Diluted Earnings Per Share (Note 1)                       $      (.10)         $       .40        $      (.95)
-------------------------------------------------------------------------------------------------------------

                    See accompanying notes to consolidated financial statements.

                                Productivity Technologies Corp. and Subsidiaries

                                 Consolidated Statements of Stockholders' Equity

--------------------------------------------------------------------------------




                                        Common Stock       Common    Additional                     Total
                                   --------------------   Stock To     Paid-In                  Stockholders'
                                      Shares    Amount   Be Issued     Capital     (Deficit)        Equity
-------------------------------------------------------------------------------------------------------------
Balance, July 1, 1997                2,125,000   $2,125  $  -         $9,177,488  $   786,450     $ 9,966,063

Common stock to be issued
 (Note 11)                                   -        -    695,520             -            -         695,520

Net loss                                     -        -          -             -   (2,012,350)     (2,012,350)
-------------------------------------------------------------------------------------------------------------

Balance, June 30, 1998               2,125,000    2,125    695,520     9,177,488   (1,225,900)      8,649,233

Common stock issued                    350,000      350   (695,520)      788,920            -          93,750

Net income                                   -        -          -             -      974,290         974,290
-------------------------------------------------------------------------------------------------------------

Balance, June 30, 1999               2,475,000    2,475          -     9,966,408     (251,610)      9,717,273

Net loss                                     -        -          -             -     (256,280)       (256,280)
-------------------------------------------------------------------------------------------------------------

Balance, June 30, 2000               2,475,000   $2,475  $  -         $9,966,408  $  (507,890)    $ 9,460,993
-------------------------------------------------------------------------------------------------------------

                    See accompanying notes to consolidated financial statements.

                                Productivity Technologies Corp. and Subsidiaries

                                           Consolidated Statements of Cash Flows

--------------------------------------------------------------------------------



Year Ended June 30,                                                     2000                1999              1998
------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
 Net income (loss)                                               $  (256,280)        $   974,290       $(2,012,350)
 Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities
    Depreciation                                                     601,654             617,527           544,990
    Amortization                                                     318,640             171,827           250,829
    Provisions for losses on contract receivables                     (7,500)                  -            64,500
    Inventory net realizable value reserve                          (200,000)            100,000            80,000
    Deferred income taxes                                           (335,000)             44,000          (685,000)
    Gain on disposal of assets                                          (650)                  -           (89,628)
    Changes in operating assets and liabilities, net
     of acquisition
       Contract receivables                                       (1,813,341)         (2,092,651)        3,917,381
       Inventories, prepaid expenses and other                      (461,647)            279,106          (187,691)
       Costs and estimated earnings in excess of
        billings on uncompleted contracts-net effect                (331,370)         (4,510,733)        2,619,765
       Accounts payable, accrued expenses
        and other                                                  2,549,674             (66,827)        1,000,604
------------------------------------------------------------------------------------------------------------------

Net Cash Provided By (Used In) Operating Activities                   64,180          (4,483,461)        5,503,400
------------------------------------------------------------------------------------------------------------------

Cash Flows From Investing Activities
 Purchase of Westland                                             (3,890,621)                  -                 -
 Expenditures for property and equipment                            (356,198)           (172,506)       (1,193,618)
 Proceeds from sale of short-term  investments-net                    81,974              90,221           446,924
 Collections on notes receivable                                      18,566             108,097           109,200
 Proceeds from sale of property and equipment                            650                   -         1,054,431
 Purchase of Atlas                                                         -                   -          (220,000)
 Issuance of notes receivable                                              -                   -          (200,000)
------------------------------------------------------------------------------------------------------------------

Net Cash (Used In) Provided By Investing Activities               (4,145,629)             25,812            (3,063)
------------------------------------------------------------------------------------------------------------------

                    See accompanying notes to consolidated financial statements.

                                Productivity Technologies Corp. and Subsidiaries

                                           Consolidated Statements of Cash Flows

--------------------------------------------------------------------------------

Year Ended June 30,                                                  2000                1999               1998
----------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
 Proceeds from additions of long-term debt                      3,600,000                   -                  -
 Net borrowings (payments) on revolving
    credit agreement                                            1,552,008           2,986,975         (4,100,450)
 Payments on long-term debt                                      (776,384)           (457,383)           (71,139)
----------------------------------------------------------------------------------------------------------------

Net Cash Provided By (Used In) Financing Activities             4,375,624           2,529,592         (4,171,589)
----------------------------------------------------------------------------------------------------------------

Net Increase (Decrease) In Cash                                   294,175          (1,928,507)         1,328,748

Cash, at beginning of year                                        244,400           2,172,457            843,709
----------------------------------------------------------------------------------------------------------------

Cash, at end of year                                           $  538,575         $   244,400        $ 2,172,457
----------------------------------------------------------------------------------------------------------------

Supplemental Cash Flow Information
 Cash Paid During the Year For
   Interest                                                    $1,219,447         $   763,320        $ 1,058,114
   Income taxes                                                         -              56,687            173,135
----------------------------------------------------------------------------------------------------------------

Supplemental Noncash Investing and
 Financing Activities
   Purchase of Westland with notes payable                     $2,750,000         $         -        $         -
   Issuance of shares under employment contracts                        -              93,750                  -
----------------------------------------------------------------------------------------------------------------

                    See accompanying notes to consolidated financial statements.

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------

1. Summary of     Formation of the Company and Basis of Presentation
   Significant
   Accounting     Production Systems Acquisition Corporation ("PSAC") was
   Policies       incorporated in June 1993 with the objective of acquiring an operating business engaged in the production systems industry.
                  PSAC originally selected March 31 as its fiscal year-end. PSAC completed an initial public offering ("Offering") of common stock in July 1994 and raised net proceeds of approximately
                  $9.0 million.

                  In December 1995, PSAC entered into a Merger Agreement with Atlas Technologies, Inc. ("Atlas") whereby Atlas would become a wholly-owned subsidiary of PSAC. (The acquisition was consummated May 23, 1996 - see Note 2). Subsequently, PSAC changed its corporate name to Productivity Technologies Corp. ("PTC").

                  On February 23, 2000, PTC, through a wholly-owned subsidiary formed for this purpose, purchased substantially all of the assets of Westland Control Systems, Inc. ("Westland") - see
                  Note 2.

                  The accompanying consolidated financial statements include the accounts of PTC and its wholly-owned subsidiaries, Atlas and Westland (collectively, "the Company"). All significant intercompany accounts and transactions have been eliminated upon consolidation.

                  Nature of Business

                  The Company is a manufacturer of automated industrial systems, machinery, equipment, electrical components and engineering services. It operates with three manufacturing plants, sales and engineering offices. Two of the manufacturing plants are located in Fenton, Michigan and the third is located in Canton, Michigan.

                  Sales of products have principally been to automobile and automotive parts manufacturers and appliance manufacturers. Other customers include manufacturers of garden and lawn equipment, office furniture, heating, ventilation and air conditioning equipment and aircraft. Sales to automotive-related customers have accounted for the majority of total annual sales. Sales are predominantly in the United States but, in recent years, the Company has targeted sales efforts in Canada, Mexico, Europe and Asia. Export sales during the twelve months ended June 30, 2000, 1999 and 1998 amounted to approximately 15%, 40%, and 30%, respectively, of annual sales.

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------


                  Short-term Investments

                  Short-term investments, representing U.S. Treasury Bills with maturities of twelve months or less, are carried at cost, which approximates market.

                  Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of (1) assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and (2) revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  Concentrations of Credit Risk

                  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and contract receivables. At times, the amount of cash on deposit in banks may be in excess of the respective financial institutions FDIC insurance limit. The Company attempts to minimize its credit risk by reviewing all customers' credit histories before extending credit and by monitoring customers' credit exposure on a continuing basis. The Company establishes an allowance for possible losses on contract receivables, if necessary, based upon factors surrounding the credit risk of specific customers, historical trends and other information.

                  Fair Values of Financial Instruments

                  The carrying amounts of the Company's cash, short-term investments, contract receivables, accounts payable and accrued expenses approximate fair value because of the short maturity of these items.

                  The carrying amounts of the revolving credit agreement and long-term debt pursuant to the Company's bank credit agreements approximate fair value because the interest rates on the majority of the loans outstanding change with market rates.

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------




                  Revenue and Cost Recognition

                  Revenues earned consist primarily of contract revenues from fixed price contracts, and the related contract costs, are recognized using the percentage-of-completion method, measured by the percentage of contract costs incurred to date to total estimated costs for each contract. The Company estimates the status of individual contracts when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy.

                  Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, repairs and depreciation costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, and final contract settlement may result in revisions to costs and income, and are recognized in the period the revisions are determined.

                  The amount of earnings which the Company will ultimately realize would differ in the near term from the amounts estimated in the accompanying financial statements if total actual costs upon completion of a contract are either higher or lower than the amount estimated.

                  Inventories

                  Inventories are stated at the lower of cost (first-in, first-out) or market and include mainly raw materials and spare parts.

                  Property and Equipment

                  Property and equipment are stated at cost. Depreciation is computed on the straight-line method, generally using the following estimated useful lives:

                            Building and improvements  20 - 40 years
                            Machinery and equipment     3 - 10 years
                            Transportation equipment    2 -  5 years

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------


                  Intangible Assets

                  Goodwill, representing the excess of cost over the fair value of net assets acquired in the acquisitions of Atlas and Westland, is being amortized over twenty-five and twenty years, respectively, using the straight-line method. The patent is amortized over its estimated useful life of approximately 17 years using the straight-line method.

                  Warranty

                  The Company warrants under certain circumstances that its products meet certain agreed-upon manufacturing and material specifications. The Company records a warranty liability based on anticipated future claims.

                  Health Insurance

                  The Company is self-insured for certain losses relating to employee medical benefits. The Company has purchased stop-loss coverage in order to limit its exposure to any significant levels of medical claims. Self-insured losses are accrued based upon the Company's estimates of the aggregate liability for uninsured claims incurred using certain assumptions followed in the insurance industry and the Company's historical experience.

                  Income Taxes

                  Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards
                  (SFAS) No. 109, "Accounting for Income Taxes".

                  Earnings Per Share

                  Earnings per share reflected in the consolidated statements of operations are presented in accordance with SFAS No. 128, "Earnings per Share". The following table presents the earnings per share calculations:

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------



                  Year Ended June 30,                      2000              1999               1998
                  ------------------------------------------------------------------------------------
                  Numerator for Basic and
                  Diluted   Earnings Per Share
                       Net income (loss)               $  (256,280)      $   974,290       $(2,012,350)
                  --------------------------------------------------------------------------------------

                  Denominator for Basic and
                  Diluted Earnings Per Share

                       Weighted average shares
                       outstanding                  2,475,000         2,431,986          2,125,000

                  --------------------------------------------------------------------------------------



                  Options to purchase shares of common stock were outstanding (see Notes 6 and 7) but were not included in the computation of diluted earnings per share because (1) in fiscal 1999, the options' exercise price was greater than the average market price of the common shares, and (2) there was a net loss in fiscal 2000 and 1998; therefore any additional shares would be antidilutive.

                  Long-Lived Assets

                  Long-lived assets, such as goodwill, patent and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment of the Company's long-lived assets has occurred through June 30, 2000.

                  Reclassifications

                  Certain prior year amounts have been reclassified to conform with current year presentation.

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------



                  Recent Accounting Pronouncements

                  In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). The FASB issued SFAS No. 137 in June 1999 to delay the effective date of SFAS 133 to the first quarter of the fiscal year beginning after June 15, 2000 (July 1, 2000 for the Company). The adoption of SFAS 133, as amended by SFAS 137, will not have any effect on the Company's results of operations or its financial position.

2.  Acquisitions  On February 23, 2000, PTC, through a wholly-owned subsidiary formed for this purpose, purchased substantially all of the assets of Westland pursuant to an Asset Purchase Agreement entered into on such date for cash of $3,750,000, notes payable to seller of $2,750,000 (see Note 5), and related acquisition costs of $140,621. Additional consideration of up to $2,300,000 may be due the seller dependant upon Westland's average earnings before interest and taxes during the period of January 1, 2000 through December 31, 2002.

                  The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased based on the estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of assets acquired of $4,580,621 was recorded as goodwill and is being amortized on a straight-line basis over twenty years.

                  The purchase price was allocated as follows:

                  Working capital                                    $ 1,200,000
                  Equipment                                              110,000
                  Patent                                                 750,000
                  Goodwill                                             4,580,621
                  --------------------------------------------------------------

                  Purchase Price                                     $ 6,640,621
                  --------------------------------------------------------------

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------



                  Unaudited proforma financial information as if the acquisition of Westland had taken place July 1, 1998 is as follows:

                                                           2000             1999
                  --------------------------------------------------------------

                  Revenues                          $38,491,000      $41,279,000
                  Net income                            464,000        1,224,000
                  --------------------------------------------------------------

                  Earnings Per Share - Basic
                  and Diluted                               .19              .50
                  --------------------------------------------------------------

                  These unaudited proforma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill and patent, a decrease in wages for Westland's seller based on his new employment agreement, an increase in interest expense related to the financing of the acquisition, and the related effect on income tax expense. They do not purport to be indicative of the results of operations that would have resulted had the acquisition occurred on the date indicated, or that may result in the future.

                  On May 23, 1996, PTC acquired all the outstanding shares of Atlas for cash of $6,900,000, and related acquisition costs of approximately $337,060. During fiscal 1998, a final purchase price adjustment resulted in $220,000 of additional goodwill. The acquisition, which was pursuant to a Merger Agreement dated December 18, 1995, also included certain employment agreements with bonus arrangements involving the principal shareholders of Atlas (see Note 11).


3.  Contract      The contract receivables consisted of:
    Receivables

                  June 30,                                 2000            1999
                  -------------------------------------------------------------

                  Billed
                    Completed contracts             $ 2,695,656     $ 1,575,972
                    Uncompleted contracts             7,337,757       5,577,034
                  Unbilled                                    -         267,066
                  --------------------------------------------------------------

                  Total Contracts Receivable         10,033,413       7,420,072
                  Less allowance for
                   doubtful accounts                   (102,500)       (110,000)
                  -------------------------------------------------------------

                  Total                             $ 9,930,913     $ 7,310,072
                  -------------------------------------------------------------

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------


4.  Costs and     Costs and estimated earnings on uncompleted contracts
    Estimated     consisted of the following:
    Earnings on
    Uncompleted
    Contracts

                  June 30,                                                      2000              1999
                  --------------------------------------------------------------------------------------
                  Costs incurred on uncompleted contracts                $16,510,836       $19,018,174
                  Estimated Earnings                                       7,245,332         8,649,123
                  --------------------------------------------------------------------------------------

                                                                          23,756,168        27,667,297
                  Less billings to date                                   14,058,370        18,300,869
                  --------------------------------------------------------------------------------------

                  Total                                                  $ 9,697,798       $ 9,366,428
                  --------------------------------------------------------------------------------------



                  The above totals are included in the accompanying balance sheets under the following captions:


                  June 30,                                                       2000              1999
                  --------------------------------------------------------------------------------------
                  Costs and estimated earnings in excess
                   of billings on uncompleted contracts                   $ 9,756,686       $ 9,714,477
                  Billings in excess of costs and estimated
                   earnings on uncompleted contracts                          (58,888)         (348,049)
                  --------------------------------------------------------------------------------------

                  Total                                                   $ 9,697,798       $ 9,366,428
                  --------------------------------------------------------------------------------------



                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------


5.  Long-Term     Long-term debt consisted of:
    Debt



  June 30,                                                2000              1999
  ---------------------------------------------------------------------------------
  $16,000,000 revolving credit agreement with a
  bank. The amount that may be borrowed under
  this agreement is limited to specified
  percentages of contract receivables, work in
  process and property and equipment of Atlas.
  The revolving credit agreement provides for
  outstanding borrowings to bear interest at a
  rate equal to (a) the bank's prime rate
  (which was 9.5% at June 30, 2000) less 1/4%,
  or (b) the 30, 60, or 90 day LIBOR rate plus
  230 basis points, at the Company's option. No
  principal payments on outstanding borrowings
  are due until January 31, 2002, at which time
  the entire balance is due. Borrowings under
  this agreement are collateralized by
  substantially all assets of Atlas.

                                                       $11,738,148     $10,186,140


 First mortgage note payable (1)                         3,700,000       4,100,000

 $3,600,000 term loan with a bank used for the
  purchase of Westland. The agreement provides
  for outstanding borrowings to bear interest
  at a rate equal to the bank's prime rate
  (which was 9.5% at June 30, 2000) plus 1 1/4%
  payable monthly. Minimum principal payments
  on the outstanding borrowings are due as
  follows: February 2002 - $540,000; February
  2003 - $900,000; February 2004 - $900,000;
  and February 2005 - $1,260,000. Borrowings
  under this agreement are collateralized by
  substantially all the assets of the Company.           3,600,000               -




                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------



                  June 30,                                                      2000              1999
                  --------------------------------------------------------------------------------------
                  Term loans with the former owner of Westland.
                   The agreements provide for outstanding
                   borrowings to bear interest at a rate of
                   9.25%. Principal payments will be made in
                   five equal installments beginning in February           2,750,000                 -
                   2001.


                  Other                                                       64,903           113,256
                  --------------------------------------------------------------------------------------

                  Total                                                   21,853,051        14,399,396

                  Less current maturities                                    991,004           448,353
                  --------------------------------------------------------------------------------------

                  Long-Term Debt                                         $20,862,047       $13,951,043
                  --------------------------------------------------------------------------------------

                  (1) In January 1997, the Company borrowed $4,500,000 in connection with variable rate industrial revenue bonds issued by The Economic Development Corporation of the County of Genesee. The note is payable in amounts of $400,000 per year for fiscal years 2000-2001 and then $300,000 per year through fiscal 2012. Interest is payable quarterly and is set weekly by the remarketing agent at a level which allows the bonds to be sold at par. The interest rate at June 30, 2000 was approximately 4.0%. To enhance the marketability of the bonds and guarantee payment of the bonds on the Company's behalf, a bank has issued its letter of credit through December 2001, whereby a fee of 1% is charged annually. Also, the bonds are secured by a first mortgage note collateralized by substantially all assets of the Company.

                  Scheduled maturities of long-term debt for future years ending June 30 are as follows: 2001 - $991,004; 2002 - $13,152,047;
                  2003 - $1,750,000; 2004 -$1,750,000; 2005 - $2,110,000; and
                  $2,100,000 thereafter.

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------

                  The Company's revolving credit agreement and term loan with a bank impose financial levels of tangible capital funds, specified leverage ratios (debt to equity), and fixed expense coverage. At June 30, 2000, the Company was not in compliance with the financial covenants specified in the agreements. On October 13, 2000, the Company obtained a waiver from the bank waiving its acceleration rights as a result of the Company's noncompliance. In addition, the financial covenants were amended to provide for less stringent requirements through June 30, 2001. Based on current projections for the year ending June 30, 2001, management believes operations will provide sufficient funds to enable the Company to meet the amended requirements. Accordingly, amounts payable under the revolving credit agreement and term loan are classified as long-term in the accompanying balance sheet.


6. Stockholders'  On July 5, 1994, PTC consummated its Offering of 1,700,000
   Equity units ("Units"). (425,000 shares had been previously issued for $25,000.) Each Unit consisted of one share of PTC's common stock, $.001 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant entitles the holder to purchase from PTC one share of common stock at an exercise price of $5.00 during the period commencing May 24, 1996, and ending June 24, 2001. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days notice at any time, only in the event that the last sale price of the common stock is at least $8.50 per share for 20 consecutive trading days ending on the third day prior to date on which notice of redemption is given.

                  PTC also issued 300,000 warrants to certain investors, which are identical to the Warrants discussed above. No Warrants have been exercised or granted subsequent to May 23, 1996.

                  At June 30, 2000, 3,700,000 shares of common stock were reserved for the issuance upon exercise of the warrants described above.

                  The Company is authorized to issue 1,000,000 shares of preferred stock ($.001 par value) with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No preferred stock has been issued by the Company.


7. Employee       The Company has a 401(k) plan covering substantially all
   Benefit Plans  employees. The plan allows for eligible employees to defer a portion of their salary. In addition, discretionary contributions may be made by the Company. The Company contributed $154,400 for the year ended June 30, 1999. The
                  Company made no contributions for the years ended June 30, 2000 and 1998.

                  PTC adopted a Performance Equity Plan in 1996 to enable the Company to offer to selected personnel an opportunity to acquire an equity interest in the Company through the award of incentives such as stock options, stock appreciation rights and/or other stock-based awards. The total number of shares of common stock reserved and available for distribution under the Plan is 530,000 shares.

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------


                  The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the Plan. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net loss and earnings per share amounts would have been the pro forma amounts indicated below:


                  Year Ended June 30,                   2000               1998
                  -------------------------------------------------------------

                  Net loss - as reported           $(256,280)        (2,012,350)
                  Net loss - pro forma              (312,996)        (2,081,456)
                  Basic earnings per share - as
                  reported                              (.10)              (.95)
                  Basic earnings per share -
                  pro forma                             (.13)              (.98)
                  --------------------------------------------------------------

                  No data has been presented for the year ended June 30, 1999 because there were no options granted during the year.

                  The fair value of each option grant is established on the date of the grant using the Black-Scholes option-pricing model with the following assumptions for 2000 and 1998, respectively: dividend yield of 0% for both years; expected volatility of 54% and 68%; risk-free interest rate of 6.0% for both years; and expected lives of 3 years and 2 years.

                  The effects of applying SFAS No. 123 in the above pro forma disclosure are not necessarily indicative of future amounts.

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------

                  A summary of the status of the Company's stock options is as follows:




                                                                              Weighted-
                                                                                Average
                                                                               Exercise
                                                             Shares               Price
          -----------------------------------------------------------------------------
          Outstanding and exercisable at July 1, 1997        255,000               5.00
          Granted                                             40,000               4.13
          Expired                                                  -                  -
          Exercised                                                -                  -
          -----------------------------------------------------------------------------
          Outstanding and exercisable at June 30, 1998       295,000               4.88
          Granted                                                  -                  -
          Expired                                                  -                  -
          Exercised                                                -                  -
          -----------------------------------------------------------------------------
          Outstanding and exercisable at June 30, 1999       295,000               4.88
          Granted                                            150,000               1.38
          Expired                                           (155,833)              5.00
          Exercised                                                -                  -
          -----------------------------------------------------------------------------
          Outstanding and Exercisable at June 30, 2000       289,167              $3.00
          ------------------------------------------------------------------------------



                  The weighted-average grant date fair value of options during fiscal 2000 and 1998 was approximately $.57 and $1.73, respectively.

                  The following table summarizes information regarding stock options outstanding and exercisable at June 30, 2000:



                                                          Weighted Average
                                         Options    ----------------------------
                                     Outstanding       Remaining
                         Range of            And     Contractual     Exercisable
                  Exercise Prices    Exercisable            Life           Price
                  --------------------------------------------------------------
                  $1.375-$5.00           289,167         3 years           $3.00
                  --------------------------------------------------------------

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------


8. Income Taxes   Deferred income taxes reflect the net tax effects of
                  temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes.

                  Significant components of the Company's deferred tax assets and (liabilities) are as follows:



                  June 30,                                                    2000               1999
                  ------------------------------------------------------------------------------------
                  Current
                   Warranty accrual                                      $ 150,000          $  68,000
                   Inventory net realizable value reserve                   34,000            102,000
                   Research credit carryforward - net                            -            100,000
                   Other                                                   132,000            161,000
                  ------------------------------------------------------------------------------------

                  Net Current Deferred Tax Asset                         $ 316,000          $ 431,000
                  ------------------------------------------------------------------------------------

                  Non-Current
                   Depreciation and basis of assets                      $(590,000)         $(582,000)
                   Research credit carryforward - net                      422,000            210,000
                   Net operating loss carryforwards                        365,000                  -
                   Executive deferred compensation agreement               258,000            377,000
                   Other                                                    (5,000)            (5,000)
                  ------------------------------------------------------------------------------------

                  Net Non-Current Deferred Tax Asset                     $ 450,000          $      -
                  ------------------------------------------------------------------------------------


                  Significant components of income tax expense (benefit) are as follows:



                  Year Ended June 30,                     2000               1999              1998
                  ------------------------------------------------------------------------------------
                  Federal
                   Current                          $ (28,000)          $  41,000         $(315,000)
                   Deferred                          (335,000)             44,000          (685,000)

                  State
                   Current                                  -              15,000            50,000
                  ------------------------------------------------------------------------------------

                  Total                             $(363,000)          $ 100,000         $(950,000)
                  ------------------------------------------------------------------------------------

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------


                  The reconciliation of income tax computed at the federal statutory rate (34%) to income tax expense (benefit) is as follows:





                  Year Ended June 30,                      2000               1999                1998
                  -------------------------------------------------------------------------------------
                  Tax expense (benefit)
                   at statutory rate                  $(211,000)         $ 365,000         $(1,007,000)

                  Research credit - net                (112,000)          (246,000)                  -

                  Goodwill amortization
                   and other non-deductible
                   items                                 60,000             59,000              62,000


                  State income taxes, net
                  of federal income tax benefit               -             10,000              33,000

                  Other - net                          (100,000)           (88,000)            (38,000)
                  -------------------------------------------------------------------------------------
                  Income Tax Expense
                   (Benefit)                          $(363,000)         $ 100,000          $ (950,000)
                  -------------------------------------------------------------------------------------


                  During fiscal 1999, the Internal Revenue Service (IRS) completed its audit for the fiscal year ended June 30, 1995. The main area of review was research and experimentation (R&E) tax credits the Company had calculated and filed for in fiscal years 1990 through 1995. Due to this ongoing IRS audit and the uncertainty of its outcome, the Company included significant reserves when estimating R&E tax credits to be realized in fiscal 1998 and 1997. As a result of the IRS audit completed during fiscal 1999, the Company believes it can more accurately estimate its R&E tax credits. As a result, management has reduced its reserves related to the prior years' R&E tax credits by $141,000, and recorded this change in estimate during 1999 as a reduction in income tax expense.

                  The Company has tax research credit carryforwards totaling approximately $844,000 that will begin to expire in 2012. Based on management's, estimates, these credit carryforwards have been reduced by 50% for financial statement purposes to reflect their estimated future value.

                  In addition, the Company has net operating loss carryforwards totaling approximately $1,074,000 that will begin to expire in 2020.

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------

9.  Export Sales  A breakdown of sales, based on shipment location, is as
    and Major     follows:
    Customers



                  Year Ended June 30,                            2000           1999           1998
                  -----------------------------------------------------------------------------------
                  United States                           $28,182,300    $20,241,797    $25,122,943
                  Mexico                                    2,456,648      4,684,894         83,581
                  England                                   1,936,793        657,957      4,936,652
                  Canada                                      161,046      4,651,076      2,000,030
                  Other foreign countries                     493,408      3,765,524      3,897,072
                  -----------------------------------------------------------------------------------
                                                          $33,230,195    $34,001,248    $36,040,278
                  -----------------------------------------------------------------------------------


                  For the years ended June 30, 2000, 1999 and 1998, the Company's sales to its major customers (each representing more than 10% of total net sales) amounted to approximately 54%, 30% and 50% of total annual sales, respectively. During 2000, there were three major customers representing 16%, 18% and 20% of total net sales, respectively; during 1999, there were two major customers representing 15% and 14% of total net sales; and during 1998, there were three major customers representing 27%, 13% and 10% of total net sales.

10. Arbitration   On October 1, 1996, the Company received a "Demand For
    Settlement    Arbitration" by a former customer that alleged, among other issues, a $15,400,000 claim for damages resulting from a breach of contract and breach of warranties related to the design and manufacture of certain industrial equipment. During fiscal 1998, a "Settlement Agreement and Release Of All
                  Claims" was executed. The Company settled with the former customer for $700,000, of which $210,000 was recovered from insurance coverage. The net expense of $490,000 has been included in selling, general and administrative expenses during fiscal 1998.

                                Productivity Technologies Corp. and Subsidiaries

                                                   Notes to Financial Statements

--------------------------------------------------------------------------------


11. Bonus          During fiscal 1998, the Company amended the employment
    Restruct-      agreements of two executive officers of Atlas that were
    uring          previously entered into in connection with the Merger
                   Agreement (see Note 2). These amended employment agreements are identical except that one agreement expired on December
                   31, 1998, and the other expires on December 31, 2001. Each agreement requires the executive to devote substantially all of his business time and attention to the affairs of the Company. Annual compensation under each agreement is $198,588, subject to cost of living increases for one of the officers. The amended agreements also provide that each executive, regardless of future employment, will receive four annual payments of $207,571 commencing July 30, 1999. Each executive also received 150,000 shares of restricted common stock of the Company issued during fiscal 1999. The restricted common stock has been valued at market value less a 30% discount for lack of marketability. Included in the accompanying financial statements as of and for the years ended June 30, 2000, 1999 and 1998 related to these amended agreements are the following:



                                                                    2000           1999           1998
                   -----------------------------------------------------------------------------------
                   Balance Sheet
                     Current maturities of executive         $   348,560    $   326,706    $         -
                       deferred compensation agreement
                     Executive Deferred Compensation             759,792      1,109,677      1,436,383
                       Agreement, less current maturities
                     Common stock to be issued                         -              -        695,520
                    -----------------------------------------------------------------------------------
                    Statement of Operations
                      Bonus restructuring expense            $         -    $         -    $ 2,131,903
                    -----------------------------------------------------------------------------------



                   The amended agreements described above superseded two previously existing employment agreements, which provided for two bonus calculations based on earnings of the Company. As of June 30, 1998, there was $810,000 to be paid under these superseded agreements; this amount was paid in fiscal year 1999, and no future amounts are payable.

12. Material       During fiscal 2000, the Company made an adjustment which is
    Fourth         material to the fourth quarter results. This adjustment was
    Quarter        a write-down in inventory (net of reserve) of $582,000, as
    Adjustment     a result of a physical inventory taken in July 2000.

                                Productivity Technologies Corp. and Subsidiaries

                                 Schedule II - Valuation and Qualifying Accounts


                                                                           Additions
                                                        Balance at        Charged to                          Balance
                                                         Beginning          Cost and                           at End
Description                                              of Period          Expenses           Deductions   of Period
---------------------------------------------------------------------------------------------------------------------
Year Ended June 30, 2000
Allowance for doubtful accounts
   (deducted from contract receivables)                     $110,000       $       -      (1)   $  (7,500)   $102,500
   Inventory net realizable value reserve                    300,000               -      (2)    (200,000)    100,000
   Warranty reserve                                          200,000         960,597      (3)    (720,597)    440,000
---------------------------------------------------------------------------------------------------------------------

Year Ended June 30, 1999
   Allowance for doubtful accounts
   (deducted from contract receivables)                     $110,000      $        -            $       -    $110,000
   Inventory net realizable value reserve                    200,000         100,000                    -     300,000
   Warranty reserve                                          119,190         960,499      (3)    (879,689)    200,000
---------------------------------------------------------------------------------------------------------------------

Year Ended June 30, 1998
   Allowance for doubtful accounts
   (deducted from contract receivables)                     $ 45,500      $   64,500            $       -    $110,000
   Inventory net realizable value reserve                    120,000          80,000                    -     200,000
   Warranty reserve                                           24,078         622,717      (3)    (527,605)    119,190
---------------------------------------------------------------------------------------------------------------------




(1) Accounts deemed to be uncollectible (net of accounts collected that were previously deducted).
(2)  Inventory disposed of, charged to reserve.
(3)  Actual warranty charges incurred, charged to reserve.